News

DENBURY SELECTS NEW CHAIRMAN

PLANO, TX – April 6, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its Board of Directors (the “Board”) has selected John P. Dielwart to serve as its Chairman of the Board, succeeding Wieland F. Wettstein, a founding stockholder of the Company, who has served as Chairman of the Board since 2008 and a member of the Board since the Company’s inception in 1990. This change is part of the Company’s succession planning process. Mr. Wettstein will be standing for re-election to the Board at the upcoming Annual Meeting to further facilitate a smooth and orderly transition of the Chairmanship.

Commenting on his decision, Mr. Wettstein said, “It’s been an honor and a pleasure serving as Denbury’s Chairman of the Board and having the opportunity to work with the many talented individuals who are dedicated to Denbury’s success. I’m extremely proud of Denbury’s growth over the last 26 years and look forward to what the future holds for the Company. I am confident Denbury has the leadership and vision to navigate the current low commodity price environment and succeed.”

Mr. Dielwart, the Board’s newly-appointed Chairman, commented, “I would like to extend my sincere gratitude to Wieland for his service as Denbury’s Chairman of the Board and look forward to working with him to transition the duties of Chairman. I’m honored to be the new Chairman of Denbury, and I recognize the profound responsibility that I have to the Company’s stockholders, employees and other stakeholders.”

Mr. Dielwart has been a member of the Board since 2013 and has served on the Compensation, Reserves and HSE, and Risk committees during his tenure. Mr. Dielwart is a founder and former Chief Executive Officer, as well as a current member of the board of directors, of ARC Resources Ltd. (TSX: ARX.TO) (“ARC”), a publicly traded Canadian oil and gas company. Mr. Dielwart oversaw the growth of ARC, first as its President and then as Chief Executive Officer from its startup in 1996 until his retirement in January 2013. Mr. Dielwart is currently the Vice-Chairman of ARC Financial Corp., Canada’s leading energy-focused private equity manager, a position he assumed after his retirement from ARC. Mr. Dielwart is also a member of the board of directors of Tesco Corporation (NASDAQ: TESO), a publicly traded oilfield services company, and TransAlta Corporation (TSX: TA.TO), a publicly traded electricity power generator and wholesale marketing company. Prior to joining ARC, Mr. Dielwart spent 12 years with a major Calgary-based oil and natural gas engineering consulting firm as Senior Vice President and Director. Mr. Dielwart served two separate three-year terms as a Governor of the Canadian Association of Petroleum Producers (CAPP), including 18 months (2002 to 2004) as Chairman. Mr. Dielwart is also a member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA), received a Bachelor of Science degree (with Distinction) in Civil Engineering from the University of Calgary and was inducted into the Calgary Business Hall of Fame in 2015.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.
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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383